Exhibit 10.A.54

APPLE COMPUTER, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Agreement is made [DATE] (the “Date of Grant”), by and between Apple Computer, Inc. (“Apple”) and [NAME] (the “Grantee”).

Grantee and Apple agree as follows:

1.   Grant of  Restricted Stock Units.   Apple hereby grants to Grantee as of the Date of Grant, an award of                       restricted stock units (the “Units”) pursuant to the terms and conditions contained herein and the terms and conditions of the 2003 Employee Stock Option Plan (“2003 Plan”).

2.   Vesting of the Units.

(a)  Release Date.              % of the Units shall vest on [DATE] and                   % of the Units shall vest on [DATE] (the “Release Dates”) provided that Grantee has remained continuously employed by Apple, or any parent or subsidiary of Apple, until each such Release Date.

(b)  Termination Without Cause Prior to Release Date. In the event of termination by Apple of Grantee’s employment other than for “Cause” (as defined below) prior to any Release Date, all unvested Units shall be fully vested in Grantee as of such termination date.

(c)  Resignation for Good Reason Following a Change in Control.  In the event there is a “Change in Control” of Apple (as defined in Section 16(d) of the 2003 Plan) and if in connection with or following such Change in Control, the Grantee’s employment is terminated without “Cause” or if the Grantee resigns for “Good Reason” (as defined below), all unvested Units shall be fully vested in Grantee as of such termination or resignation date.

(d)  Termination Due to Death.  In the event of termination of employment due to Grantee’s death prior to a Release Date, that number of Units deemed to have vested on a pro rata daily basis from the Date of Grant to the date of death shall be immediately vested in Grantee as of the date of death.  Any Units not so vested shall be immediately forfeited.

(e)  Termination for Other Reasons.  In the event that Grantee’s employment with Apple, or any parent or subsidiary of Apple, terminates prior to a Release Date for any reason other than those specified in Sections (b), (c) and (d) above, including termination voluntarily by Grantee or by Apple for Cause, any unvested Units shall be immediately forfeited.

(f)                                    Certain Definitions.

(i)                                     “Cause.” For purposes of this Section 2, “Cause” shall mean a termination of Grantee’s employment which is a result of (i) Grantee’s felony conviction, (ii) Grantee’s willful disclosure of material trade secrets or other material confidential information related to the business of Apple and its subsidiaries or (iii) Grantee’s refusal or failure to perform [his or her] duties with Apple (other than any such failure resulting from incapacity due to physical or mental illness) or to comply with the reasonable directions received from or policies established by Apple, the CEO, or the Board of Directors or (iv) any act or omission that is the result of willful misconduct or gross negligence and that, in the good faith opinion of Apple, is injurious in any material respect to the financial condition, business or reputation of Apple.

(ii)                                  “Good Reason.”  For purposes of this Section 2, “Good Reason” shall mean a resignation of Grantee’s employment as a result of any of the following:

(a)                                  A substantial diminution in Grantee’s position or duties, or an adverse change to Grantee’s title from those in effect immediately prior to the Change in Control;

(b)                                 A reduction by Apple in Grantee’s annual base salary as in effect immediately prior to the Change in Control or the failure to pay Grantee’s salary when due;

(c)          The relocation of the office of Apple where Grantee is employed as of the Change in Control to a location which is more than seventy-five (75) miles away from such location, or a requirement that Grantee be based more than seventy-five (75) miles away from the employment location as of the Change in Control;

which, in any case, is not remedied within thirty (30) days after receipt of written notice from Grantee to Apple, specifically delineating each such act and setting forth Grantee’s intentions to resign if such breach is not duly remedied, provided, that if the specified breach cannot be remedied within said thirty (30)-day period and Apple commences reasonable steps within said thirty (30)-day period to remedy such breach and diligently continues such steps thereafter until a remedy is effected, such breach shall not constitute “Good Reason.”

3.                                       Restriction on Transfer.  Grantee shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Units or the consideration to be received upon payout of vested Units prior to the applicable payout date.

4.                                       Payout of Units.

(a)                                  Status as a Creditor.  Unless and until Units have vested in accordance with the schedule set forth in Section 2 above, Grantee shall have no right to a payout with respect to any Units.  Prior to payout of any vested Units, the vested Units will represent an unsecured obligation of Apple, payable (if at all) only from the general assets of Apple.  Grantee is an unsecured creditor of Apple, and payouts are subject to the claims of Apple’s creditors.

(b)                                 Form and Timing of Payout.  Vested Units shall be paid out in the form of shares of Apple common stock (“Shares”) as soon as practicable following each Release Date.  Notwithstanding the foregoing, Grantee may elect to defer payout by submitting a properly completed Payout Deferral Election Form to Apple at least twelve (12) months prior to the applicable Release Date and otherwise complying with the deferral procedures or conditions as Apple may specify from time to time.

5.                                       Tax Consequences.  Grantee understands that [he or she] (and not Apple) shall be responsible for [his or her] own tax liability that may arise as a result of the transactions contemplated by this Agreement.  Grantee understands that [he or she] will recognize ordinary income in an amount equal to the fair market value of the Shares received as of each payout date for such Shares, and Grantee is obligated to pay applicable income tax withholding on the amount of ordinary income recognized upon receipt of such Shares.  Grantee shall pay such income tax withholding amounts to Apple within 24 hours of the payout date for such Shares. In addition, Grantee understands that Apple will be required to withhold applicable employment taxes on each Release Date from compensation due Grantee. To the extent that the compensation due Grantee is insufficient to cover the applicable employment taxes on each Release Date, Grantee agrees to pay to Apple within 24 hours of such Release Date, the amount due for employment taxes.

[Note: For grants permitting net share settlement: Grantee may satisfy such tax withholding obligations, in whole or in part by: (a) paying cash, or (b) electing to have Apple withhold otherwise deliverable Shares having a fair market value equal to the minimum amount required to be withheld.  Unless Grantee notifies Apple otherwise within a reasonable time prior to the applicable payout date, Grantee will be deemed to have elected to satisfy the withholding obligations through Apple retaining otherwise deliverable Shares as provided in clause (b).]

6.                                       General Provisions.

(a)                                  This Agreement and the 2003 Employee Stock Option Plan represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written

or oral.   In the event of a conflict between this Agreement and the 2003 Plan, the provisions of the 2003 Plan will govern.  The Administrator has the power to interpret the 2003 Plan and this Agreement.  All interpretations and determinations made by the Administrator will be binding upon Grantee, Apple, and all other interested parties.

(b)                                 This Agreement shall be governed by the laws of the State of California without reference to its conflicts of law principles.

(c)                                  No waiver, alteration or modification of any of the provisions of this Agreement shall be binding, unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

(d)                                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date set forth above.

APPLE COMPUTER, INC.

By:

Its:	[Grantee’s Name]